Exhibit 99.1

Press Release

For More Information, Call:

ELLEN M. SYKORA
INVESTOR RELATIONS	July 26, 2007
(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS BOARD OF DIRECTORS

AUTHORIZES $125 MILLION SHARE REPURCHASE PROGRAM

ANGLETON, TX, JULY 26, 2007 — Benchmark Electronics, Inc. (NYSE: BHE), a leading contract manufacturing provider, announced today that its Board of Directors had approved the repurchase of up to $125 million of the Company’s outstanding common shares. Share repurchases may be made in the open market, in privately negotiated transactions or block transactions, at the discretion of the Company’s management, and as market conditions warrant. The timing and amount of specific repurchases are subject to the requirements of the Securities and Exchange Commission, market conditions, alternative uses of capital and other factors. The Company may enter into Rule 10b5-1 plans to facilitate repurchases under the program. A rule 10b5-1 plan would generally permit the Company to repurchase the shares at times when it might otherwise be prevented from doing so under certain securities laws. Purchases will be funded from available cash and may be commenced, suspended or discontinued at any time without prior notice. Shares repurchased under the program will be retired.

Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include 25 facilities in ten countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

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